Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Skeena Resources Limited

We consent to the use of our report dated March 28, 2024 on the financial statements of Skeena Resources Limited (the “Company”), which comprise the consolidated statements of financial position as of December 31, 2023 and December 31, 2022, the related consolidated statements of loss and comprehensive loss, changes in shareholders’ equity and cash flows for each of the years then ended, and the related notes, which are incorporated by reference.

/s/ KPMG LLP

Chartered Professional Accountants

April 1, 2024

Vancouver, Canada